For Immediate Release

Colombia Energy Resources, Inc. Announces Filing of Form 15

SAN FRANCISCO, CA. March 18, 2013 – Colombia Energy Resources, Inc. (OTCBB: CERX.OB; OTCQB: CERX), (the “Company” or “CERX”) announced today that the Company intends to voluntarily file a Form 15 with the Securities and Exchange Commission (the "SEC") on or about March 29, 2013, to terminate the registration of its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company is eligible to terminate its registration by filing a Form 15 because it has fewer than 300 common stock shareholders of record at the beginning of its fiscal year.

As a result of filing the Form 15, the Company will no longer be required to file reports under the Exchange Act, including quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K. The Company expects that deregistration will become effective 90 days after the filing of the Form 15 with the SEC.

CERX's Board of Directors authorized the termination of registration of CERX's common stock after careful consideration of the advantages and disadvantage of being an SEC reporting company. The Board concluded that the consequences of remaining an SEC-reporting company, which includes significant costs associated with regulatory compliance, outweighed the current benefits of remaining registered with the SEC.

CERX's board of directors intends to consider possible future actions that would be in the best interests of CERX. The Company also intends to maintain its OTC Markets trading platform but anticipates the quotation of its stock on the OTC Bulletin Board will be dropped. The Company will focus its use of its limited financial and management resources on its assets and operations in Colombia and on potential strategic alliances or sale of such assets.

Company Contact: Daniel Carlson

Email: dcarlson@colombiaenergyresources.com

Telephone +1 (415) 460-1165

www.colombiaenergyresources.com

Visit CERX on Facebook    Visit CERX on LinkedIn

SOURCE: Colombia Energy Resources, Inc.

Colombia Energy Resources, Inc.

One Embarcadero Center

Suite 500

San Francisco, CA 94111

+1 415 460 1165